Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of KE Holdings Inc. of our report dated April 24, 2020, except for the effects of the composition of reportable segments as described in Note 25, as to which the date is June 12, 2020, and the effects of the share subdivision as described in Note 1, as to which the date is July 24, 2020, relating to the financial statements of KE Holdings Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

July 24, 2020